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                                                                     EXHIBIT 8.1

                    [MUNGER, TOLLES & OLSON LLP LETTERHEAD]

                                                                  (213) 683-9100

                               November 20, 1997

Berkshire Hathaway Inc.

1440 Kiewit Plaza

Omaha, Nebraska 68131

Gentlemen:

    You have requested our opinion regarding the discussions of the material United States Federal income tax consequences under the captions "SUMMARY--The Merger--Certain Federal Income Tax Considerations" and "THE MERGER--Certain Federal Income Tax Considerations" in the combined Proxy Statement of International Dairy Queen, Inc. ("Dairy Queen") and Prospectus of Berkshire Hathaway Inc. ("Berkshire") (the "Proxy Statement/Prospectus") which is included in the Registration Statement on Form S-4 (the "Registration Statement") filed on the date hereof by Berkshire with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"). The Proxy Statement/Prospectus relates to the proposed merger (the "Merger") of Dairy Queen with and into QDI, Inc. ("Merger Sub"), a wholly-owned subsidiary of Berkshire pursuant to the Agreement and Plan of Merger by and among Berkshire, Dairy Queen and Merger Sub, dated as of October 21, 1997 (the "Merger Agreement"). This opinion is delivered in accordance with the requirements of Item 601(b)(8) of Regulation S-K under the Securities Act.

    In rendering our opinion, we have reviewed the Merger Agreement, the Proxy Statement/Prospectus and such other materials as we have deemed necessary or appropriate as a basis for our opinion. In addition, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder by the Treasury Department (the "Regulations"), pertinent judicial authorities, rulings of the Internal Revenue Service (the "IRS") and such other authorities as we have considered relevant, in each case, in effect on the date hereof. It should be noted that such Code, Regulations, judicial decisions, administrative interpretations and such other authorities are subject to change at any time and, in some circumstances, with retroactive effect. A material change in any of the materials or authorities upon which our opinion is based could affect our conclusions stated herein.

    Based upon the foregoing, it is our opinion that the statements made under the captions "SUMMARY--The Merger--Certain Federal Income Tax Considerations" and "THE MERGER--Certain Federal Income Tax Considerations" in the Proxy Statement/Prospectus, to the extent that they constitute matters of law or legal conclusions, are correct in all material respects. There can be no assurance that contrary positions may not be asserted by the IRS.

    This opinion is being furnished in connection with the Proxy
Statement/Prospectus. You may rely upon and refer to the foregoing opinion in the Proxy Statement/Prospectus. Any variation or difference in the facts from those set forth or assumed either herein or in the Proxy Statement/Prospectus may affect the conclusions stated herein.

    We hereby consent to the use of our name under the caption "THE MERGER--Certain Federal Income Tax Considerations" in the Proxy Statement/Prospectus and to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

                                          Very truly yours,

                                          Munger, Tolles & Olson LLP